Exhibit 99.1

The Arena Group Reports First Quarter 2023 Financial Results

Company Delivers Top-Line Revenue and Digital Ad Growth, Topping Analyst Expectations

Company Maintains 2023 Full-Year Guidance

NEW YORK – May 10, 2023 – The Arena Group Holdings, Inc. (NYSE American: AREN) (“we,” “us,” “our,” the “Company” or “The Arena Group”), a technology platform and media company home to more than 265 brands, including Sports Illustrated, TheStreet, Parade Media (“Parade”), Men’s Journal, and HubPages, today announced financial results for the three months ended March 31, 2023 (“Q1 2023”). The Company continued to generate top-line improvements in Q1 2023, growing revenues by 7% year-over-year while holding total operating expenses steady, which increased by only 2% compared to the first three months ended March 31, 2022 (“Q1 2022”). As a result, cash used in operations improved dramatically, decreasing from $13.3 million in Q1 2022 to $1.7 million in Q1 2023.

First Quarter 2023 Financial and Operational Highlights

●	Revenue was $51.4 million versus $48.2 million in the prior year period.
●	Digital advertising revenue increased by 9% to $23.5 million from $21.6 million in the prior year period.
●	Operating expenses increased by only $0.7 million or 2% to $35.9 million from $35.2 million in the prior year period, despite adding the operations of Men’s Journal, Men’s Fitness, Surfer, Powder, Bike Magazine and Fexy Studios to the Company.
●	Net loss increased by $1.0 million to $19.4 million from $18.4 million in the prior year period.
●	Q1 2023 included approximately $15.3 million in non-cash charges, including stock-based compensation, amortization of platform development and intangible assets, and other non-cash charges.
●	Adjusted EBITDA* was a loss of $4.5 million versus an Adjusted EBITDA loss of $1.1 million in the prior year period. This is partially due to the aforementioned acquisitions the Company made in December 2022 and January 2023 of Men’s Journal and Fexy Studios, respectively, both of which had little revenue contribution but all their expenses included in Q1 2023.
●	The Arena Group dramatically reduced cash used from operations to $1.7 million versus $13.3 million of cash used in operations in the prior year period, an improvement of $11.6 million.
●	In January 2023, The Arena Group acquired Fexy Studios, an award-winning creative agency that produces television shows, streaming and digital video programming, and branded content across a variety of mediums including desktop and mobile web, OTT, broadcast television, YouTube, Twitch, Instagram, Facebook, webinars, and more.

*Adjusted EBITDA is a non-GAAP measure. For additional information regarding non-GAAP financial measures, see “Use of Non-GAAP Financial Measures” and “Net Loss to Adjusted EBITDA Reconciliation” below.

Management Commentary

Chairman and Chief Executive Officer of The Arena Group, Ross Levinsohn, said, “During the first quarter, The Arena Group continued its growth trajectory and outpaced peers in the competitive digital publishing space. Overall, we focused our efforts in three core disciplines: first, driving revenue growth; second, focusing on operational efficiencies while expanding our brand portfolio; and third, investing in new growth areas, in particular commerce, creators and AI. We grew total revenue, digital revenue, and narrowed our cash burn. This progress demonstrates the durability of our iconic brands and the stability of our business. The Arena Group offers a compelling platform for achieving this at scale with nearly 100 million monthly users as of March 2023, according to Comscore. The strength of our brands and our advertising partnerships allowed us to outperform our peers, as our Q1 2023 programmatic CPMs were consistently 30-40% higher than industry benchmarks, according to STAQ Benchmarking, a market-norm reporting service provided by Operative. As the industry finds a new footing, we expect that The Arena Group will grow more quickly than many competitors. And with an increasingly solid foundation for profitable growth in place, we believe this rising tide should translate to improving earnings and cash flow.”

“During the quarter, we transitioned and re-platformed our recently acquired assets from Men’s Journal, Men’s Fitness, Surfer, Powder and Bike, and have begun to apply our playbook to these properties, as well as leaning into TV and video opportunities with our recent acquisition of Fexy Studios,” added Mr. Levinsohn. “The acquisition of these assets has led to the creation of a fourth major vertical for The Arena Group, which we believe will serve as a catalyst for our 2023 growth. We continue to expect $30 to $35 million in Adjusted EBITDA and total revenue of $255 to $270 million for 2023.”

Highlights across the Company’s verticals include:

●	The Lifestyle vertical, anchored by Parade, has continued to expand its audience since its acquisition by the Company in April 2022. According to Google Analytics, Parade.com’s monthly average pageviews increased by 29% in Q1 2023 compared to the second quarter of 2022 when it was acquired, reaching 162 million quarterly pageviews in Q1 2023, according to Google Analytics. Parade’s social media presence has also expanded dramatically, with an 89% growth in quarterly engagement across all social platforms year-over-year, according to ListenFirst.
●	Sports Illustrated Media Group remained the #4 ranked sports media property according to Comscore in March 2023. Traffic to Sports Illustrated remained flat year-over-year, despite the fact that Q1 2023 did not benefit from a Winter Olympics and saw a March Madness tournament without many marquee teams. Still, the Company generated more than 840 million Sports Illustrated Media Group pageviews during the quarter, according to Google Analytics.
●	The Finance vertical, anchored by TheStreet, significantly expanded its distribution partnerships, with a 257% growth in quarterly Apple News pageviews year-over-year. TheStreet, which began producing video content at its news desk on the floor of the New York Stock Exchange late last year, has driven a 61% growth in quarterly social video views year-over-year. Monthly average pageviews decreased by 6% in Q1 2023 compared to Q1 2022, reaching an average of nearly 24 million pageviews online each month, according to Google Analytics.
●	In the HubPages business, the Company’s content playbook has now expanded across 11 sites, with plans to apply our playbook throughout 2023. While breaking and trending news traffic was impacted by audience volatility this quarter, the Company’s total HubPages monthly average pageviews in Q1 2023 was nearly 53 million, up 3% from Q1 2022, according to Google Analytics.

Financial Results for the Three Months Ended March 31, 2023 Compared to the Three Months Ended March 31, 2022

Revenue

Revenue was $51.4 million in Q1 2023, representing an increase of 7% compared to $48.2 million in Q1 2022.

Digital Revenue

Revenue from digital operations grew 3% year-over-year to $32.6 million in Q1 2023, as a $1.5 million, or 49% year-over-year increase in licensing and syndication as well as a $1.9 million, or 9% year-over-year expansion in digital advertising revenue, offset a $2.6 million decrease in revenue from digital subscriptions. Consumer engagement, measured by monthly average pageview growth, recorded a 1% gain to more than 1.4 billion during the quarter, and a 10% increase in revenue per page view year-over-year.

Print Revenue

Total print revenue saw significant growth, as it increased by 13% to $18.7 million in Q1 2023 from $16.7 million in Q1 2022, which reflects improvements in the results of Sports Illustrated and the addition of the Athlon Outdoor properties, which were acquired as part of the Parade Media acquisition in April 2022.

Gross Profit

Gross profit for Q1 2023 increased $1.6 million or 8% to $21.3 million, representing a 42% gross margin, from $19.7 million, representing a 41% gross margin, in the prior year period. Contributing to this improvement was a year-over-year decrease in Publisher Partner revenue share expense of $0.8 million or 16% offset by a 9% increase in digital advertising revenue. Print production costs increased by $1.0 million year-over-year, consistent with the increase in print revenue in the quarter.

Operating Expenses

Total operating expenses remained relatively flat, increasing by only $0.7 million or 2% to $35.9 million in Q1 2023 from $35.2 million in the prior year period. This increase was primarily driven by the addition of expenses associated with the acquisitions of Men’s Journal in December 2022 and Fexy Studios in January 2023. The Company continues to optimize operations, integrate acquired properties and drive efficiency.

Net Loss

Net loss was $19.4 million in Q1 2023 as compared to $18.4 million in the prior year period, primarily as a result of a $1.0 million improvement in loss from operations that was offset by a $1.4 million increase in interest expense related to increased debt outstanding. Q1 2023 included non-cash charges of $15.3 million as compared to $15.2 million of non-cash charges in the prior year period.

Adjusted EBITDA

Adjusted EBITDA was $4.5 million in loss for Q1 2023, compared to an Adjusted EBITDA of $1.1 million in loss in the prior year period.

Adjusted EBITDA is a non-GAAP financial measure. A disclaimer and reconciliation are provided below.

Balance Sheet and Liquidity as of March 31, 2023

Cash and cash equivalents were $16.0 million as of March 31, 2023, compared to $13.9 million as of December 31, 2022.

In Q1 2023, net cash used in operating activities was $1.7 million, as compared to $13.3 million used in operating activities in Q1 2022, an $11.6 million improvement.

Fiscal 2023 Outlook

Management maintains its full-year 2023 guidance of between $255 million and $270 million in total revenue and between $30 million and $35 million in Adjusted EBITDA.

“As we do each quarter and on an annual basis, we proactively manage our cost structure and focus on driving increased operational efficiency to position the Company to achieve its Adjusted EBITDA target,” commented Doug Smith, The Arena Group’s Chief Financial Officer.

Conference Call

Ross Levinsohn, The Arena Group’s Chief Executive Officer, Doug Smith, Chief Financial Officer, and Andrew Kraft, Chief Operating Officer, will host a conference call and live webcast to review the quarterly results and provide a corporate update at 4:30 p.m. ET today. To access the call, please dial 877-545-0320 (toll free) or 973-528-0016 and if requested, reference conference ID 990309. The conference call will also be webcast live on the Investor Relations section of The Arena Group’s website at https://investors.thearenagroup.net/news-and-events/events.

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company’s website for at least 90 days. A telephonic replay of the conference call will also be available from 7 p.m. ET on May 10, 2023 until 11:59 p.m. ET on May 24, 2023 by dialing 877-481-4010 (United States) or 919-882-2331 (international) and using the passcode 48276.

About The Arena Group

The Arena Group (NYSE American: AREN) is an innovative technology platform and media company with a proven cutting-edge playbook that transforms media brands. Our unified technology platform empowers creators and publishers with tools to publish and monetize their content, while also leveraging quality journalism of anchor brands like Sports Illustrated, TheStreet, Parade, Men’s Journal, and HubPages to build their businesses. The company aggregates content across a diverse portfolio of over 265 brands, reaching over 100 million users monthly. Visit us at thearenagroup.net and discover how we are revolutionizing the world of digital media.

Use of Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles in the United States of America (“GAAP”); however, management believes that certain non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance across periods. This press release includes references to Adjusted EBITDA, which is a non-GAAP financial measure. We believe Adjusted EBITDA provides visibility to our underlying continuing operating performance by excluding the impact of certain items that are noncash in nature or not related to our core business operations. We calculate Adjusted EBITDA as net loss, adjusted for (i) interest expense (net), (ii) income taxes, (iii) depreciation and amortization, (iv) stock-based compensation, (v) change in fair value of contingent consideration, (vi) liquidated damages, (vii) loss on impairment of assets, (viii) employee retention credit, and (ix) employee restructuring payments.

Our Adjusted EBITDA measure may not be comparable to a similarly titled measure used by other companies, has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Additionally, we do not consider our Adjusted EBITDA as superior to, or a substitute for, the equivalent measures calculated and presented in accordance with GAAP. A reconciliation of Adjusted EBITDA to net loss has been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliation.

We have not reconciled full year 2023 guidance for Adjusted EBITDA to the most directly comparable GAAP measure because certain items that impact Adjusted EBITDA are uncertain, out of our control, and/or cannot be reasonably predicted. Accordingly, a reconciliation of Adjusted EBITDA guidance to the corresponding GAAP measure is not available without unreasonable effort.

Forward Looking Statements

This press release includes statements that constitute forward-looking statements. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to full year 2023 guidance for Adjusted EBITDA, the Company’s anticipated future expenses and investments, business strategy and plans, expectations relating to its industry, market conditions and market trends and growth, market position and potential market opportunities, and objectives for future operations. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of the Company to expand its verticals; the Company’s ability to grow its subscribers; the Company’s ability to grow its advertising revenue; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the inability of the Company to sustain profitable sales growth; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by the Company in its public filings with the Securities and Exchange Commission (the “SEC”), including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact

Rob Fink

FNK IR

Aren@fnkir.com

646.809.4048

Media Contacts:

Rachael Fink

Manager, Public Relations, The Arena Group

Rachael.fink@thearenagroup.net

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023 (unaudited)	December 31, 2022
	($ in thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$15,961	$13,871
Restricted cash	502	502
Accounts receivable, net	23,561	33,950
Subscription acquisition costs, current portion	31,908	25,931
Prepayments and other current assets	12,037	4,441
Total current assets	83,969	78,695
Property and equipment, net	565	735
Operating lease right-of-use assets	327	372
Platform development, net	10,189	10,330
Subscription acquisition costs, net of current portion	12,460	14,133
Acquired and other intangible assets, net	54,844	58,970
Other long-term assets	1,025	1,140
Goodwill	41,329	39,344
Total assets	$204,708	$203,719
Liabilities, mezzanine equity and stockholders’ deficiency
Current liabilities:
Accounts payable	$15,458	$12,863
Accrued expenses and other	21,467	23,102
Line of credit	9,559	14,092
Unearned revenue	60,584	58,703
Subscription refund liability	940	845
Operating lease liability	442	427
Contingent consideration	1,060	-
Liquidated damages payable	5,970	5,843
Bridge notes	35,433	34,805
Term debt	65,932	65,684
Total current liabilities	216,845	216,364
Unearned revenue, net of current portion	21,234	19,701
Operating lease liability, net of current portion	242	358
Liquidated damages payable, net of current portion	124	494
Other long-term liabilities	5,314	5,307
Deferred tax liabilities	472	465
Total liabilities	244,231	242,689
Commitments and contingencies
Mezzanine equity:
Series G redeemable and convertible preferred stock, $0.01 par value, $1,000 per share liquidation value and 1,800 shares designated; aggregate liquidation value: $168; Series G shares issued and outstanding: 168; common shares issuable upon conversion: 8,582 at March 31, 2023 and December 31, 2022	168	168
Series H convertible preferred stock, $0.01 par value, $1,000 per share liquidation value and 23,000 shares designated; aggregate liquidation value: $14,356; Series H shares issued and outstanding: 14,356; common shares issuable upon conversion: 1,981,128 at March 31, 2023 and December 31, 2022	13,008	13,008
Total mezzanine equity	13,176	13,176
Stockholders’ deficiency:
Common stock, $0.01 par value, authorized 1,000,000,000 shares; issued and outstanding: 21,773,078 and 18,303,193 shares at March 31, 2023 and December 31, 2022, respectively	217	182
Common stock to be issued	-	-
Additional paid-in capital	289,532	270,743
Accumulated deficit	(342,448)	(323,071)
Total stockholders’ deficiency	(52,699)	(52,146)
Total liabilities, mezzanine equity and stockholders’ deficiency	$204,708	$203,719

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2023	2022
	($ in thousands, except per share data)
Revenue	$51,380	$48,243
Cost of revenue (includes amortization of platform development and developed technology for 2023 and 2022 of $2,369 and $2,311, respectively)	30,035	28,497
Gross profit	21,345	19,746
Operating expenses
Selling and marketing	17,969	17,216
General and administrative	13,053	13,514
Depreciation and amortization	4,766	4,202
Loss on impairment of assets	119	257
Total operating expenses	35,907	35,189
Loss from operations	(14,562)	(15,443)
Other expenses
Change in fair value of contingent consideration	(499)	-
Interest expense	(4,182)	(2,820)
Liquidated damages	(127)	(172)
Total other expenses	(4,808)	(2,992)
Loss before income taxes	(19,370)	(18,435)
Income tax provision	(7)	(14)
Net loss	$(19,377)	$(18,449)
Basic and diluted net loss per common share	$(1.04)	$(1.20)
Weighted average number of common shares outstanding – basic and diluted	18,718,555	15,381,306

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended March 31,
	2023	2022
	($ in thousands)
Cash flows from operating activities
Net loss	$(19,377)	$(18,449)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	114	114
Amortization of platform development and intangible assets	7,021	6,399
Amortization of debt discounts	930	660
Loss on impairment of assets	119	257
Change in fair value of contingent consideration	499	-
Liquidated damages	127	172
Stock-based compensation	6,427	7,367
Deferred income taxes	7	14
Bad debt expense	36	183
Change in operating assets and liabilities net of effect of business combination:
Accounts receivable	10,303	1,594
Subscription acquisition costs	(4,304)	6,150
Royalty fees	-	3,750
Prepayments and other current assets	(7,596)	(224)
Other long-term assets	61	52
Accounts payable	2,595	(4,912)
Accrued expenses and other	(2,144)	(7,444)
Unearned revenue	3,464	(8,358)
Subscription refund liability	95	(553)
Operating lease liabilities	(56)	(54)
Other long-term liabilities	7	(29)
Net cash used in operating activities	(1,672)	(13,311)
Cash flows from investing activities
Purchases of property and equipment	-	(71)
Capitalized platform development	(1,188)	(1,582)
Payments for acquisition	(500)	-
Net cash used in investing activities	(1,688)	(1,653)
Cash flows from financing activities
Repayments under line of credit, net borrowing	(4,533)	(2,697)
Proceeds from common stock from registered direct offering	11,500	-
Payments of offering cost from common stock from registered direct offering	(69)	-
Proceeds from issuance of common stock from public offering, net of offering cost	-	32,058
Payment of taxes from common stock withheld	(1,423)	(556)
Payment of deferred cash payments	(25)	-
Payment of restricted stock liabilities	-	(710)
Net cash provided by financing activities	5,450	28,095
Net increase in cash, cash equivalents, and restricted cash	2,090	13,131
Cash, cash equivalents, and restricted cash – beginning of period	14,373	9,851
Cash, cash equivalents, and restricted cash – end of period	$16,463	$22,982
Cash, cash equivalents, and restricted cash
Cash and cash equivalents	$15,961	$22,480
Restricted cash	502	502
Total cash, cash equivalents, and restricted cash	$16,463	$22,982

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

NET LOSS TO ADJUSTED EBITDA RECONCILIATION

(unaudited)

The following table presents a reconciliation of Adjusted EBITDA to net loss, which is the most directly comparable GAAP measure, for the periods indicated:

	Three Months Ended March 31,
	2023	2022
	($ in thousands)
Net loss	$(19,377)	$(18,449)
Add (deduct):
Interest expense, net (1)	4,182	2,820
Income tax benefit	7	14
Depreciation and amortization (2)	7,135	6,513
Stock-based compensation (3)	6,427	7,367
Change in fair value of contingent consideration (4)	499	-
Liquidated damages (5)	127	172
Loss on impairment of assets (6)	119	257
Employee retention credit (7)	(6,868)	-
Employee restructuring payments (8)	3,288	174
Adjusted EBITDA	$(4,461)	$(1,132)

(1)	Interest expense is related to our capital structure and varies over time due to a variety of financing transactions. Interest expense includes $930 and $660 for amortization of debt discounts for the three months ended March 31, 2023 and 2022, respectively, as presented in our condensed consolidated statements of cash flows, which is a noncash item. Investors should note that interest expense will recur in future periods.
(2)	Depreciation and amortization is related to our developed technology and Platform included within cost of revenues of $2,369 and $2,311, for the three months ended March 31, 2023 and 2022, respectively, and depreciation and amortization included within operating expenses of $4,766 and $4,202 for the three months ended March 31, 2023 and 2022, respectively. We believe (i) the amount of depreciation and amortization expense in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired tangible and intangible assets. Investors should note that the use of tangible and intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation and should also note that such expense will recur in future periods.
(3)	Stock-based compensation represents noncash costs arise from the grant of stock-based awards to employees, consultants and directors. We believe that excluding the effect of stock-based compensation from Adjusted EBITDA assists management and investors in making period-to-period comparisons in our operating performance because (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations, and (ii) such expenses can vary significantly between periods as a result of the timing of grants of new stock-based awards, including grants in connection with acquisitions. Additionally, we believe that excluding stock-based compensation from Adjusted EBITDA assists management and investors in making meaningful comparisons between our operating performance and the operating performance of other companies that may use different forms of employee compensation or different valuation methodologies for their stock-based compensation. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods. Investors should also note that such expenses will recur in the future.
(4)	Change in fair value of contingent consideration represents the change in the put option of our common stock in connection with the Fexy Studios acquisition.
(5)	Liquidated damages (or interest expense related to accrued liquidated damages) represents amounts we owe to certain of our investors in private placements offerings conducted in fiscal years 2018 through 2020, pursuant to which we agreed to certain covenants in the respective securities purchase agreements and registration rights agreements, including the filing of resale registration statements and becoming current in our reporting obligations, which we were not able to timely meet.
(6)	Loss on impairment of assets represents certain assets that are no longer useful.
(7)	Employee retention credit represents payroll related tax credits under the Cares Act.
(8)	Employee restructuring payments represents severance payments to employees under employer restructuring arrangements and payments to our former Chief Executive Officer for the three months ended March 31, 2023 and 2022, respectively.